Exhibit 10.1

Execution Version

FIRST AMENDMENT TO PLAN SUPPORT AGREEMENT

THIS FIRST AMENDMENT TO THE PLAN SUPPORT AGREEMENT (this “Amendment”) is made as of June 29, 2016 by and among all of the following: (a) the Requisite First Lien Lenders; (b) the Requisite Second Lien Noteholders; (c) the Company (collectively, the “Required Amendment Parties”); and (d) the Requisite Cross-Over Noteholders (each of the foregoing listed on the signature pages attached hereto) and amends that certain Plan Support Agreement, dated as of April 30, 2016, by and among the Company and the Consenting Parties (as amended, the “Plan Support Agreement”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Plan Support Agreement.

WHEREAS, the Consenting Parties desire to amend the Plan Support Agreement as set forth in this Amendment;

WHEREAS, Section 10 of the Plan Support Agreement permits the Consenting Parties to modify, amend or supplement the Plan Support Agreement with the consent of the Required Amendment Parties as set forth above;

WHEREAS, the Requisite Cross-Over Noteholders are only party to this Amendment to the extent necessary under Section 10(iv) of the Plan Support Agreement to provide their written consent with respect to the amendment (i) to Section 6(e) of the Plan Support Agreement and (ii) to the text that appears after the “provided, further,” in Section 6(b)(iv) of the Plan Support Agreement, in each case as set forth below;

NOW, THEREFORE, in consideration of the mutual covenants and agreements and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Consenting Parties and the Company hereto hereby agree to amend the Plan Support Agreement as follows:

1.              Amendment to the Plan Support Agreement.

1.01.                                   Section 5(a)(iv)(B) of the Plan Support Agreement is hereby deleted in its entirety and replaced with the following:

(i) file the Plan, Disclosure Statement (other than exhibits attached thereto), and the Disclosure Statement Motion with the Bankruptcy Court within fourteen (14) calendar days of the Petition Date (the “Plan Filing Date”); (ii)obtain approval of the Disclosure Statement Motion by July 14, 2016, and (iii) obtain entry of the Confirmation Order by (y) August 19, 2016, if the Committee and the individual members of the Committee are not objecting to the Plan, or otherwise (z) September 2, 2016 (such date that the Confirmation Order is entered, the “Confirmation Date”);

1.02.                                   Section 6(b)(iii) of the Plan Support Agreement is hereby deleted in its entirety and replaced with the following:

the Bankruptcy Court fails to enter the Disclosure Statement Order by July 14, 2016, provided, however, that such date may be extended with the written consent of Requisite First Lien Lenders and Requisite Second Lien Noteholders;

1.03.                                   Section 6(b)(iv) of the Plan Support Agreement is hereby deleted in its entirety and replaced with the following:

the Bankruptcy Court fails to enter the Confirmation Order by (A) August 19, 2016, if the Committee and the individual members of the Committee are not objecting to the Plan, or otherwise (B) September 2, 2016; provided, however, that such date may be extended with the written consent of Requisite First Lien Lenders and Requisite Second Lien Noteholders, and provided, further, in the event such date is so extended beyond September 17, 2016, the Requisite Second Lien Noteholders shall have the right to terminate the 2nd/3rd Lien Plan Settlement (as defined in the Term Sheet), and in the event such right to terminate is exercised, the Plan (pursuant to its terms) will be automatically deemed modified to exclude (A) the 2nd/3rd Lien Plan Settlement, (B) the waiver of (1) the Diminution in Value Claim (as defined in the Term Sheet) and (2) the Noteholder Deficiency Claims (as defined in the Term Sheet) by the First Lien Lenders and the Second Lien Noteholders (as applicable) and (C) the Waivers (as defined in the Term Sheet), and in such event, (I) the Consenting Cross-Over Noteholders shall be relieved of all obligations under this Agreement and any releases or waivers granted as between the Consenting Second Lien Noteholders and Consenting Cross-Over Noteholders herein or in the Term Sheet shall be null and void, (II) the Consenting Cross-Over Noteholders shall have the right at any time following the exercise of the foregoing termination right, upon written notice to the Company, to revoke and change their votes in respect of the Plan, and (III) notwithstanding any otherwise applicable objection deadline, none of the Company, the Consenting First Lien Lenders, or the Consenting Second Lien Noteholders shall object, contest, or oppose a request by the Consenting Cross-Over Noteholders to adjourn the confirmation hearing by fourteen (14) days, and nothing herein shall prevent the Consenting Cross-Over Noteholders from requesting an adjournment of the confirmation hearing beyond fourteen (14) days or objecting to the Plan (in all cases subject to the Intercreditor Agreement);

1.04.                                   Section 6(b)(viii) of the Plan Support Agreement is hereby deleted in its entirety and replaced with the following:

the Bankruptcy Court (A) does not enter the Interim Cash Collateral Order on or before the date that is five (5) calendar days after the Petition Date, or

(B) does not enter the Final Cash Collateral Order by July 1, 2016, provided, however, that such dates may be extended with the written consent of the Requisite First Lien Lenders and the Requisite Second Lien Noteholders;

1.05.                                   Section 6(b)(xvii) of the Plan Support Agreement is hereby deleted in its entirety and replaced with the following:

the Effective Date shall not have occurred on or before September 17, 2016, provided, however, that such deadline may be extended with the written consent of Requisite First Lien Lenders and Requisite Second Lien Noteholders.

1.06.                                   Section 6(e) of the Plan Support Agreement is hereby deleted in its entirety and replaced with the following:

Outside Date. Any individual Consenting Party shall have the right to terminate this Agreement, as to itself only, if the effective date of the Plan shall not have occurred by February 9, 2017. In the event a Consenting Party terminates pursuant to this Section 6(e), such termination shall be effective as to such Consenting Party only and shall not affect any of the rights or obligations of any other party to this Agreement.

2.              Ratification. Except as specifically provided for in this Amendment, no changes, amendments, or other modifications have been made on or prior to the date hereof or are being made to the terms of the Plan Support Agreement or the rights and obligations of the parties thereunder, all of which such terms are hereby ratified and confirmed and remain in full force and effect.

3.              Effect of Amendment. This Amendment shall be effective on the date on which the Company has received all of the Required Amendment Parties’ and Requisite Cross-Over Noteholders’ signature pages and delivered its signature page to counsel to the First Lien Agent, counsel to the Consenting Second Lien Ad Hoc Committee, and counsel to the Consenting Cross-Over Ad Hoc Committee. Following the effective date of this Amendment, whenever the Plan Support Agreement is referred to in any agreements, documents, and instruments, such reference shall be deemed to be to the Plan Support Agreement as amended by this Amendment.

[Signature pages follow.]

Company Signature Page to Amendment to the Plan Support Agreement

MIDSTATES PETROLEUM COMPANY, INC.
MIDSTATES PETROLEUM COMPANY LLC

By:	/s/ Nelson M. Haight
Name:	Nelson M. Haight
Title:	Executive Vice President & Chief Financial Officer